Exhibit 10.1

February 7, 2014

Lisa Netz
13927 S. Murphy Rd.
Cheney, WA  99004

Dear Lisa;

This letter is being provided to you in recognition of your contributions to the company.  You’ve made significant positive impact on the development of Finance team, its capabilities and in support of our reporting requirements as a Public company.

Accordingly, you are receiving a promotion to the position of Vice President, Finance.  In this role, you will continue to lead the Finance function, Legal and Audit.  And, you will be named as the company’s Principal Accounting Officer.  As the Principal Accounting Officer, your compensation may become publicly disclosed in our future proxy statements and potentially other filings as required by SEC regulations.

In this position, your new annual cash compensation package will be $188,500 (at target) including a base salary of $145,000 and incentive opportunity with an on-target payout of 30% of base salary.  You will also continue to be eligible for equity awards as provided by the Compensation Committee of the Board of Directors.  The change in pay is effective as of Monday – February 10, 2014.

Your current Severance and Change in Control agreement will also continue in effect without change.

Lisa, we are very appreciative of the dedication that you have displayed towards the Company and look forward to your continued contributions in this role of expanded responsibility.  If you have any questions about this letter or the terms included within it, please feel free to discuss them with me directly or with Bryan Fix in HR.

Sincerely,

AMBASSADORS GROUP, INC.
/s/ Anthony F. Dombrowik
Anthony F. Dombrowik Interim Chief Executive Officer, Chief Financial Officer (Principal Executive Officer and Financial Officer)
Date: February 7, 2014

Signature…

I accept the change of role to the position of VP, Finance and Principal Accounting Officer for Ambassadors Group, Inc..  By signing this letter-agreement, I indicate that I’ve had an opportunity to ask questions and discuss the role with my manager and HR and that the provisions of my current Severance and Change in Control agreement remain in-force without change.

AMBASSADORS GROUP, INC.
/s/ Lisa Netz
Lisa Netz
Date: February 7, 2014